UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2014

AMERICAN EAGLE OUTFITTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33338	13-2721761
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Hot Metal Street Pittsburgh, Pennsylvania	15203-2329
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 432-3300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 2, 2014, American Eagle Outfitters, Inc. (the “Company”) entered into asset-based credit facilities (the “Credit Facilities”) evidenced by, among other documents, a credit agreement (the “Credit Agreement”) among the Company, as borrower, certain of its domestic and Canadian subsidiaries, as co-borrowers or guarantors, the lenders party thereto (“Lenders”), JPMorgan Chase Bank, N.A. (“JPMorgan”), in its capacity as administrative agent (the “Agent”), and certain other parties as joint bookrunners, joint lead arrangers, and agents. The Credit Agreement provides for a new senior secured asset-based revolving credit facility, including revolving loans and letters of credit, pursuant to which the Lenders from time to time will lend to and issue letters of credit for the account of the Company and certain of its subsidiaries in the aggregate principal amount of up to $400 million, which includes a swing line loan revolving facility, a Canadian revolving facility, and letter of credit facilities. The Credit Facilities also include an uncommitted incremental feature (accordion) that could increase the aggregate principal amount up to an additional $150 million.

The Company and its domestic and Canadian subsidiaries have granted to the Agent, as collateral security for the obligations under the Credit Facilities, banking service agreements (including specified commercial letter of credit agreements) and swap agreements, security interests in their respective inventory, accounts receivable, credit card receivables, certain deposit accounts and investment property and other related personal property (in the case of the Canadian subsidiaries, solely to secure obligations under the Canadian credit facilities), and to secure such obligations, certain domestic subsidiaries have agreed to grant mortgages and assignments of rent in certain real estate consisting of the principal executive offices and distribution centers of the Company and its domestic subsidiaries. The Credit Facilities will be used to provide funds for general corporate purposes and working capital needs of the Company and its subsidiaries.

In connection with the entry into the Credit Agreement, the Company satisfied its obligations under and terminated its existing credit agreement and existing loan documents, dated March 2, 2012, among the Company and certain of its subsidiaries as borrowers, each lender from time to time party thereto, and HSBC Bank USA, N.A. as administrative agent for the lenders, and certain other parties and agents.

Borrowings under the Credit Agreement accrue interest at the election of the Company at an adjusted LIBO rate plus an applicable margin (ranging from 1.25% to 1.75%) or an alternate base rate plus an applicable margin (ranging from 0.25% to 0.75%), each such rate being based on average borrowing availability under the Credit Facilities, and if the Adjusted Leverage Ratio (as defined in the Credit Agreement) exceeds 4.0 to 1.0, then also based on such ratio. Interest shall be payable quarterly and at the end of each applicable interest period for borrowing at such adjusted LIBO rate. A commitment fee equal to 0.25% per annum on the average daily unused portion of the aggregate commitments is payable quarterly in arrears.

The Credit Agreement matures on December 2, 2019, and requires compliance with conditions precedent that must be satisfied prior to any borrowing as well as ongoing compliance with certain representations and warranties, affirmative and negative covenants, in many cases subject to a material adverse effect. The Credit Agreement also contains various information and reporting requirements, and provides for various customary fees to be paid by the Company.

The Credit Agreement contains customary events of default. An event of default may cause the applicable interest rate and fees to increase by 2.0% per annum.

The foregoing is intended only to be a summary of the Credit Agreement and is qualified in its entirety by the Credit Agreement, which is attached as Exhibit 10.1 and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated December 2, 2014, among American Eagle Outfitters, Inc. and certain of its subsidiaries as co-borrowers and guarantors, each lender from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto as joint bookrunners, joint lead arrangers, and agents (portions of this Exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the United States Securities and Exchange Commission).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EAGLE OUTFITTERS, INC.

Date: December 4, 2014	By:	/s/ Mary M. Boland
Mary M. Boland
Chief Financial Officer and
Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated December 2, 2014, among American Eagle Outfitters, Inc. and certain of its subsidiaries as co-borrowers and guarantors, each lender from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto as joint bookrunners, joint lead arrangers, and agents (portions of this Exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the United States Securities and Exchange Commission).